EXHIBIT 99.1

[GRAPHIC OF LBI]

LBI Media Reports Second Quarter 2004 Results

Second Quarter Net Revenues Increase 10%

Burbank, CA – August 13, 2004 – LBI Media, Inc. (the “Company”) announced its financial results today for the second quarter and six months ended June 30, 2004.

Results for the Quarter Ended June 30, 2004

For the quarter ended June 30, 2004, net revenues increased 10% to $24.8 million from $22.6 million for the same quarter last year. For the same period, operating expenses (excluding noncash employee compensation and depreciation) increased 12% to $11.4 million from $10.1 million. As a result, second quarter 2004 Adjusted EBITDA1 increased 7% to $13.4 million from $12.5 million for the corresponding 2003 period.

The Company’s net income increased 16% to $7.2 million for the quarter, compared to $6.2 million for the same period of 2003.

Television division net revenues increased 31% to $13.0 million from $9.9 million for the same quarter last year. This increase was attributable to revenue growth in our California and Texas markets, reflecting higher advertising rates, greater advertising time sold and incremental revenues from our new Dallas-Fort Worth station, KMPX-TV, acquired in January 2004.

Television operating income increased 25% to $6.0 million from $4.8 million for the same quarter of 2003. Adjusted EBITDA increased 28% to $6.8 million from $5.3 million for the same quarter last year.

Radio division net revenues decreased 7% to $11.8 million from $12.7 million for the same quarter last year. This decline was primarily the result of lower national advertising.

Radio division operating income decreased 3% to $6.2 million versus $6.5 million for the second quarter of 2003. Adjusted EBITDA decreased 8% to $6.6 million from $7.2 million for the same quarter last year.

[1]	We define Adjusted EBITDA as net income plus income tax expense, gain (loss) on sale of property and equipment, net interest expense, depreciation and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. Refer to the “Results of Operations” section of this press release for a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

Results for the Six Months Ended June 30, 2004

For the six months ended June 30, 2004, net revenues increased 13% to $44.1 million from $39.1 million for the same period last year. Operating expenses (excluding noncash employee compensation and depreciation) increased 15% to $22.0 million during the first six months of 2004, from $19.1 million for the corresponding period of 2003. As a result, Adjusted EBITDA for the six months ended June 30, 2004 increased 11% to $22.1 million from $20.0 million for the six months ended June 30, 2003.

The Company’s net income increased 18% to $8.5 million during the first six months of 2004, compared to $7.2 million during the corresponding period in 2003.

Television division net revenues increased 33% to $23.4 million for the six months ended June 30, 2004, from $17.7 million for the corresponding period of 2003. Operating income increased 26% to $9.9 million from $7.9 million for the same period of 2003. Adjusted EBITDA increased 28% to $11.4 million from $8.9 million for the first six months of 2003.

Radio division net revenues decreased 3% to $20.7 million for the six months ended June 30, 2004, from $21.4 million for the same period last year. Operating income decreased 6% to $8.9 million from $9.4 million for the same period of 2003. Adjusted EBITDA decreased 3% to $10.7 million, from $11.1 million for the first six months of 2003.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “Our television operating segment has produced improved results due to (i) continued ratings gains in key demographics, (ii) the expansion of our client base and (iii) the successful integration of KMPX-TV in Dallas-Ft. Worth, TX. In our Los Angeles market, our average ratings, for Hispanic adults 18-49, for the first six months of this year have increased by 18% over the corresponding period in the previous year. These results do not reflect the impact of three new programs that we launched in May and July of this year: Divorcio USA, Secretos and Gana La Verde. Secretos and Gana La Verde have enhanced our prime time programming, ranking virtually #2 on a combined basis in the Los Angeles market for the July sweeps, Hispanics 18-49.

Our Los Angeles radio cluster has also achieved a great milestone with our KBUE/KBUA/KEBN-FM trimulcast capturing the number two position among all Hispanic radio stations, in all demographic categories, according to the Arbitron Spring 2004 book. This represents a 27% increase in our ratings for the Hispanic 12+ demographic when compared to the Arbitron Winter 2004 book. The improved ratings should provide us with the platform to capture a greater share of national advertising budgets in the second half of this year.

We are also pleased with the ratings gains achieved by our Houston radio cluster in the Arbitron Spring 2004 book. Our Houston stations posted a combined 16% ratings gain in the Arbitron Spring 2004 book, in the Hispanic 18-34 demographic, when compared to the Arbitron Winter 2004 book.”

Recent Developments

On July 20, 2004, the Company completed its purchase of selected assets of radio station KNOR-FM, serving the Dallas-Fort Worth, Texas market, for an aggregate purchase price of approximately $16.1 million (including acquisition costs). The purchase was financed through cash on hand and borrowings under the Company’s senior credit facility.

On August 11, 2004, the Company increased the borrowing capacity under its revolving senior credit facility to $195.0 million from $175.0 million.

About LBI Media

LBI Media is the largest privately-held, and fourth largest overall, owner and operator of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$28,432	$25,872	$50,583	$44,591
Less agency commissions	(3,661)	(3,256)	(6,440)	(5,522)

Net revenues	24,771	22,616	44,143	39,069

Operating expenses:
Program and technical	3,934	3,355	7,506	6,266
Promotional	430	422	811	670
Selling, general and administrative	7,017	6,361	13,736	12,163
Noncash employee compensation	(175)	344	886	1,027
Depreciation	1,314	865	2,439	1,659

Total operating expenses	12,520	11,347	25,378	21,785

Operating income	12,251	11,269	18,765	17,284
Interest expense	(5,070)	(5,093)	(10,196)	(10,072)
Interest and other income	66	32	91	55
Gain (loss) on sale of property and equipment	2	(4)	2	(4)

Income before income taxes	7,249	6,204	8,662	7,263
Provision for income taxes	(91)	(20)	(123)	(40)

Net income	$7,158	$6,184	$8,539	$7,223

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$9,559	$9,046	$13,265	$6,509
Add:
Gain on sale of investments	48	—	48	—
Income tax expense	91	20	123	40
Interest expense, net	5,004	5,061	10,105	10,017
Less:
Amortization of deferred financing costs	(159)	(136)	(313)	(270)
Provision for doubtful accounts	(259)	(250)	(458)	(466)
Changes in operating assets and liabilities:
Accounts receivable	2,792	3,711	(107)	3,601
Program rights	(160)	(115)	(461)	(83)
Amounts due from related parties	175	9	191	159
Prepaid expenses and other current assets	14	(87)	(161)	364
Employee advances	26	52	27	62
Accounts payable and accrued expenses	(359)	(811)	(624)	(285)
Accrued interest	(3,399)	(3,838)	193	498
Program rights payable	(20)	(39)	7	(39)
Amounts due to related parties	136	(130)	189	(116)
Deferred state income tax payable	(44)	(20)	(68)	(30)
Other assets and liabilities	(55)	5	134	9

Adjusted EBITDA	$13,390	$12,478	$22,090	$19,970

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Radio division operating income	$6,233	$6,457	$8,851	$9,391
Depreciation	529	345	991	663
Noncash employee compensation	(175)	344	886	1,027

Radio division Adjusted EBITDA	$6,587	$7,146	$10,728	$11,081

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Television division operating income	$6,018	$4,812	$9,914	$7,893
Depreciation	785	520	1,448	996
Noncash employee compensation	—	—	—	—

Television division Adjusted EBITDA	$6,803	$5,332	$11,362	$8,889